FOR IMMEDIATE RELEASE April 16, 2009	Contact: Greg Steffens, President (573) 778-1800

SOUTHERN MISSOURI BANCORP, INC.
AND SOUTHERN BANK OF COMMERCE
ANNOUNCE SIGNING OF DEFINITIVE AGREEMENT

             Poplar Bluff, Missouri - Greg A. Steffens, President and Chief Executive Officer of Southern Missouri Bancorp, Inc. ("Southern Missouri," NASDAQ: SMBC), of Poplar Bluff, Missouri, and Lindley V. Smith, President and Chief Executive Officer of Southern Bank of Commerce, Paragould, Arkansas, jointly announce that their companies have entered into a definitive agreement whereby Southern Missouri will acquire Southern Bank of Commerce in an all-cash transaction.

             Southern Missouri is the holding company for Southern Missouri Bank and Trust Co., headquartered in Poplar Bluff, Missouri, operating ten offices in southeast Missouri. Southern Bank of Commerce is headquartered in Paragould, Arkansas, and operates four offices in northeast Arkansas. Mr. Steffens commented, "We are very excited to add Southern Bank of Commerce to our company, establishing a presence in what we find to be an attractive business climate in northeast Arkansas. We believe our business model will perform well in the Paragould, Jonesboro, and surrounding markets, and we are pleased to offer Southern Bank of Commerce customers an expanded array of financial products and services."

             The Jonesboro and Paragould markets hold combined deposits totaling $2.9 billion, as compared to $3.1 billion in deposits in the bank's existing southeast Missouri markets. Southern Missouri believes the acquisition and entrance to the northeast Arkansas market will allow it to continue solid asset growth in coming periods. "While this acquisition represents an addition to our asset base of less than 10%," commented Steffens, "we think that entry into these northeast Arkansas markets could trigger significant growth, over time."

             Southern Missouri intends to merge the acquired institution into its existing bank subsidiary following the acquisition. Additionally, Southern Missouri is exploring name and branding options for its banking subsidiary.

             Southern Bank of Commerce held total assets of $30.5 million, including loans of $17.5 million, as of March 31, 2009. Deposits were $29.1 million as of March 31, 2009. The institution is currently operating under a written agreement with its banking regulators, which Southern Missouri is requesting to be terminated as part of the acquisition.

             Mr. Smith, who joined Southern Bank of Commerce in August 2008, is expected to continue to serve as the President for the northeast Arkansas region for the resulting institution. Mr. Smith stated, "We are excited about the innovative new products and services that will be available to our existing and future customers. Having Southern Missouri as a partner will add the financial strength and stability necessary to better serve the needs of our communities." Mr. Smith has over thirty years experience in the banking industry, including regulatory experience, executive management, ownership, as a board member, and as a consultant.

             The transaction is subject to approval by the shareholders of Southern Bank of Commerce, as well as regulatory authorities and other customary conditions for transactions of this nature. Gerrish McCreary Smith, PC served as special counsel and financial advisor to Southern Bank of Commerce for this transaction, and Silver Freedman & Taff, LLP served as special counsel to Southern Missouri.

             Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses, demand for loans and deposits in the Company's market area, and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.